PROGOLD, LLC

FINANCIAL STATEMENTS
DECEMBER 31, 2023

WITH INDEPENDENT AUDITOR’S REPORT

INDEPENDENT AUDITOR’S REPORT

To the Board of Governors
ProGold, LLC
West Fargo, North Dakota

Opinion

We have audited the financial statements of ProGold, LLC, which comprise of the balance sheet as of December 31, 2023, the related statements of income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements presented fairly, in all material respects, the financial position of ProGold, LLC as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the

Audit of the Financial Statements section of our report. We are required to be independent of ProGold, LLC and to meet our ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatements, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about ProGold, LLC‘s ability to continue as a going concern for one year after the date that the financial statements are issued.

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually, or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgement and maintain professional skepticism throughout the audit.
  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsible to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ProGold, LLC’s internal control. Accordingly, no such opinion is expressed.
  Evaluate the appropriateness of accounting policies used the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
  Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about ProGold, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

  Fargo, North Dakota
  January 22, 2023

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PROGOLD LLC

BALANCE SHEET
DECEMBER 31, 2023

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$197,142
Prepaid expenses	4,343

Total current assets	201,485

PROPERTY AND EQUIPMENT HELD FOR LEASE
Land and land improvements	10,191,265
Buildings and equipment	256,397,834
Less accumulated depreciation	(233,213,640)

Total property and equipment held for lease	33,375,459

OTHER ASSETS
Deferred lease asset	569,064

Total assets	$34,146,008
LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Related party accounts payable	$-

MEMBERS' EQUITY	34,146,008

Total liabilities and members' equity	$34,146,008

See Notes to Financial Statements	3

PROGOLD LLC

STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2023

REVENUES
Related party rental revenue on operating lease	$15,810,344

OPERATING EXPENSES
Depreciation	2,840,892
Maintenance	719,281
General and administrative	81,325

Total expenses	3,641,498

Operating income	12,168,846

NET INCOME	$12,168,846

See Notes to Financial Statements	4

PROGOLD LLC

STATEMENT OF MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2023

	Golden		Total
	Growers		Members'
	Cooperative	Cargill, Inc.	Equity
BALANCE, DECEMBER 31, 2022	$18,333,670	$18,333,670	$36,667,340

Net income	6,084,423	6,084,423	12,168,846

Distributions	(7,345,089)	(7,345,089)	(14,690,178)

BALANCE, DECEMBER 31, 2023	$17,073,004	$17,073,004	$34,146,008

See Notes to Financial Statements	5

     PROGOLD LLC

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,168,846
Adjustments to reconcile net income to net cash provided by operating activities

Depreciation	2,840,892
Changes in assets and liabilities
Accounts receivable	-
Prepaid expenses	19,729
Other assets	(310,344)
Accounts payable	(30,719)

Net cash provided by operating activities	14,688,404

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(14,690,178)

NET CHANGE IN CASH	(1,774)

CASH AND CASH EQUIVALENTS, Beginning of year	198,916

CASH AND CASH EQUIVALENTS, End of year	$197,142

See Notes to Financial Statements	6

PROGOLD LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2023

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

ProGold, LLC (ProGold) is organized as a Minnesota limited liability company. ProGold was owned by American Crystal Sugar Company (51%) and Golden Growers Cooperative (49%). Effective March 1, 2022, American Crystal Sugar Company transferred ownership in ProGold to Cargill, Incorporated (Cargill), resulting in a 50/50 venture between Cargill and Golden Growers Cooperative. ProGold has been organized with a life of 50 years and its legal existence will terminate on July 13, 2044, absent a business continuation agreement.

Related Party Operating Lease

ProGold leases a corn wet milling facility to Cargill under an operating lease which runs through December 31, 2026. Payments are to be received monthly under the lease. The operating lease revenue is recognized as earned ratably over the term of the lease and to the extent that amounts earned exceed amounts received, a deferred lease asset is recorded. The Company generates lease revenue which is recognized under ASC Topic 842, Leases, which falls outside the lease scope of ASC topic 606. The lease requires ProGold to pay $500,000 for fiscal years 2024 through 2026, to fund infrastructure maintenance. During the term of the lease, Cargill will deploy capital for several approved capital projects and will receive the benefit of depreciation during the term of the lease.

Cash and Cash Equivalents

ProGold considers all highly liquid debt and equity instruments purchased with a maturity of three months or less to be cash equivalents. ProGold places its temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the applicable insurance limit.

Property and Equipment Held for Lease

Property and equipment held for lease are stated at cost. Depreciation on assets placed in service is provided using the straight-line method over the estimated useful lives of the individual assets, ranging from 5 to 40 years.

Impairment of Long-Lived Assets

ProGold reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value there were no impairment losses for the year ended December 31, 2023.

Related Parties

Golden Growers Cooperative and Cargill are considered related parties for financial reporting purposes.

(Continued)	7

PROGOLD LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2023

Income Taxes

ProGold is treated in a manner similar to a partnership for federal and state income tax purposes, based upon its current organization. Accordingly, the financial statements do not include any provision for income taxes.

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Management has evaluated subsequent events through the date of the auditor’s report, which is the date the financials were available to be issued. The Company believes that there have been no significant subsequent events that require recognition or additional disclosure.

NOTE 2 – REVENUE RECOGNITION

The Company generates revenue primarily from rental income related to the operating agreement with Golden Growers Cooperative and Cargill.

Identify Contracts with Customers

Revenues are measured based on the amount of consideration specified in the operating lease agreement. Revenues are recognized when and as performance obligations are satisfied. The Company’s contracts are generally accounted for as a single performance obligation. The evaluation of contracts with customers, performance obligations, and variable consideration requires significant judgment.

Performance Obligations

Contracts are considered to contain a single performance obligation, which is to provide the ProGold plant facility to Cargill in accordance with the terms of the lease agreement.

Variable Consideration

The nature of the Company’s lease agreement does not give rise to variable consideration.

(Continued)	8

PROGOLD LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2023

Significant Judgments

The evaluation of contracts with customers, performance obligations, and variable consideration requires significant judgment; the decision to combine contracts or separate a combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period.

NOTE 3 – RELATED PARTY LEASE WITH CARGILL

Future minimum payments to be received under the lease are as follows:

2024	$16,000,000
2025	16,000,000
2026	16,000,000

$48,000,000

NOTE 4 – RELATED PARTY CAPITAL EXPENDITURES AGREEMENT WITH CARGILL, INC

ProGold entered into an Infrastructure Maintenance Agreement with Cargill in which ProGold agreed to fund Cargill for infrastructure maintenance as set forth in the following schedule:

2024	$500,000
2025	500,000
2026	500,000

$1,500,000

NOTE 5 – DISTRIBUTION TO MEMBERS

Distributions are authorized by the Board of Governors and distributed among Members based on their percentage interest.

NOTE 6 – ENVIRONMENTAL MATTERS

ProGold is subject to extensive federal and state environmental laws and regulations with respect to water and air quality, solid wase disposal and odor and noise control. The operating lease with Cargill provides that ProGold be responsible for claims arising for occurrences prior to the execution of the original operating lease, December 1, 1997. ProGold believes that it was in substantial compliance with applicable environmental laws and regulations prior to that time. The operating lease also provides that Cargill operate the corn wet milling facility in compliance with all applicable federal and state environmental laws and regulations further the term of the lease.

NOTE 7 – INCOME TAXES

ProGold conducts an annual analysis of its various tax positions, assessing the likelihood of those positions being upheld upon examination with relevant tax authorities. ProGold has determined that it has no unrecognized tax benefits. No interest or penalties are recognized in the statements of operations. ProGold is no longer subject to U.S. Federal or state income tax examinations by tax authorities for fiscal years 2018 and earlier.

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